Exhibit 99a

PRESS RELEASE DATED JUNE 24, 2003

DATE - June 24, 2003

Proposed Settlement Resolves All Outstanding Claims,

Maintains Service Continuity for Customers

Denver - Qwest Communications International, Inc. and Touch America Holdings, Inc. today announced an agreement in principle that will maintain service quality and reliability for Qwest and Touch America customers during Touch America's bankruptcy proceeding. Under the proposed settlement agreement, which must still be approved by the bankruptcy court, services currently provided by Touch America to Qwest and by Qwest to Touch America will continue.

The settlement contains provisions to ensure Touch America or a third party will continue to provide all services currently provided to Qwest. To maintain service continuity, Qwest will purchase, and Touch America will continue to provide, voice and data transport services in the 14 states where Qwest provides local service. Qwest also has agreed to purchase certain fiber routes from Touch America, and Touch America will maintain all existing capacity service, which it currently provides to Qwest.

In addition, the settlement terms provide for the termination of all disputes and litigation between Touch America and Qwest, including commercial arbitration and proceedings before the Federal Communications Commission and in federal court. The settlement terms resolve, without any payment by Touch America, the issues arising from the March 24, 2003 Interim Opinion and Award issued in the arbitration of billing disputes, as well as the payment due from Qwest to Touch America in February 2004 for the purchase of Touch America's investment in TW Wireless.

Finally, the settlement terms provide for Debtor-in-Possession financing to Touch America from Qwest. This financing, provided at very competitive terms, would assure sufficient funding for Touch America to achieve the objectives of its Chapter 11 bankruptcy filing.

About Touch America

Touch America, Inc. is a broadband fiber-optic network and product and services telecommunications company, providing customized voice, data and video transport, as well as Internet services, to wholesale and business customers. The company provides the latest in IP, ATM and Frame Relay protocols and private line services for transporting information with speed, privacy and convenience. Touch America, Inc. is the telecommunications operating subsidiary of Touch America Holdings, Inc. More information can be found at www.tamerica.com.

Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.